Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-93289, No. 333-50192, No. 333-88128, No. 333-99249, No. 333-107946, No. 110595 and No. 333-120958) and Form S-8 (No. 33-33933, No. 33-35259, No. 33-38521, No. 33-76358, No. 33-51232, No. 33-69496, No. 333-15737, No. 333-40031, No. 333-59990, No. 333-69467, No. 333-81035, No. 333-67274, No. 333-99247, and No. 333-120959) of Lattice Semiconductor Corporation of our report dated March 13, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
March 13, 2006